February 26, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Prudentials
Gibraltar Fund, Inc. (copy attached),
which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR dated February 26, 2004. We agree with the statements concerning our Firm in such Item
77K.

Yours very truly,



PricewaterhouseCoopers LLP